November 1, 2004

Mr. Marvin L. Schmidt

Board Member

c/o Copart, Inc.

4665 Business Center Dr.

Fairfield, CA 94534

Re:      Amendment to Stock Option Agreement

Dear Mr. Schmidt:

I am pleased to notify you that the Board of Directors of Copart, Inc. has approved a resolution to amend the terms of your Stock Option Agreement dated October 6, 2003 under the 2001 Stock Option Plan.  Pursuant to this amendment, the vesting schedule for the 20,000 shares granted under the Stock Option Agreement will be accelerated, such that all 20,000 shares subject to the option shall be deemed fully vested as of October 29, 2004.

Additionally, the Board has resolved to extend the term during which you may exercise the option to purchase common stock of the Company.  Pursuant to such extension, if you elect to exercise your option, you must do so no later than Friday, October 27, 2006.

Except as specifically set forth herein, your option will continue to be subject to all the terms and conditions of your option agreement and Copart’s 2001 Stock Plan

Should you have any questions regarding this amendment to the Stock Option Agreement, please call me at (707) 639-5000. Otherwise, please sign the acknowledgement below and return a copy to me.

Very truly yours,	Acknowledged and Agreed:

/s/ Gregory R. DePasquale	/s/ Marvin L. Schmidt
Gregory R. DePasquale	Marvin L. Schmidt
Vice President
Assistant General Counsel

GRD:kl

cc:	Willis J. Johnson – Chief Executive Officer
Jay Adair – President
Paul A. Styer – Senior Vice President, General Counsel
William Franklin – Chief Financial Officer